Execution Copy

BENTON STREET PARTNERS I, L.P.

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of June 5, 2007 between MassMutual Capital Partners LLC (“Transferor”), and Benton Street Partners I, L.P., a Cayman Islands limited partnership (“Transferee”). Terms defined in the Amended and Restated Limited Partnership Agreement of the Transferee dated as of the date hereof and not otherwise defined herein are used with the meanings so defined.

WHEREAS, Transferor is the legal and beneficial owner of 500,000 shares of 7.25% convertible cumulative participating preferred stock, par value $0.01 per share (the “Preferred Stock”) of Scottish Re Group Limited, an exempted company limited by shares organized and existing under the laws of the Cayman Islands (“SRGL”); and

WHEREAS, Transferor desires to sell, transfer and assign to Transferee, and Transferee desires to purchase, acquire and assume, legal and beneficial ownership of, 320,460 such shares (the “Shares”); and

WHEREAS, Transferor holds the Shares subject to the terms and conditions set forth in the Securities Purchase Agreement dated as of November 26, 2006 by and among SRGL and the investors named therein, the Certificate of Designation of the Shares filed with the Secretary of State of Delaware, the Registration Rights and Shareholders Agreement dated as of May 7, 2007 among SRGL and the investors named therein, and the Voting Agreement dated March 30, 2007 among certain of such investors and SRGL and the Investors Agreement (the “Investors Agreement”) dated May 7, 2007 by and among SRGL Acquisitions, LDC (“SRGL Acquisitions”)and the Transferor (collectively, the “Transaction Documents”); and

WHEREAS, in consideration of (i) $13,877,551 to be paid by the Transferee to the Transferor and (ii) a 92.8% limited partnership interest in the Transfer to be received by the Transferor on the date hereof, Transferor desires to transfer the Shares to Transferee, together with all rights that may have been or may be exercised by the Transferor under the Transaction Documents, and Transferee desires to assume all obligations and liabilities under the Transaction Documents with respect to the Shares;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.	Assignment and Assumption. Subject to paragraphs 2, 3 and 4 hereof:

(a)          Transferor hereby grants, conveys, transfers and assigns to Transferee, and Transferee hereby accepts such grant, conveyance, transfer and assignment of, all of Transferor’s right, title and interest in and to the Shares; and

(b)          Transferor hereby grants, conveys, transfers and assigns to Transferee all of Transferor’s right, title and interest in and to and all of its rights and obligations under, and Transferee hereby assumes and agrees to perform all of Transferor’s obligations under, the Transaction Documents with respect to the Shares.

(c)          Notwithstanding paragraphs 1(a) and 1(b), Transferor is not transferring to Transferee (i) any rights or obligations with respect to the 179,540 shares of Preferred Stock owned by Transferor that are not being transferred under this Agreement or (ii) any rights or obligations under the Transaction Documents with respect to such shares (the “Retained Shares”). Insofar as the Shares and the Retained Shares permit Transferor to nominate or appoint members of the board of directors of SRGL, the right to nominate one such director is being transferred to Transferee hereby.

(d)          Transferor hereby agrees to take all actions required pursuant to the Articles of Association of SRGL to effectuate a transfer of the Shares including, without limitation, executing a share transfer form substantially similar to the form attached as Exhibit A and promptly delivering such executed share transfer form to SRGL.

2.            Purchase Price. The total purchase price which Transferee shall pay Transferor for the Shares is (i) $13,877,551 and (ii) a 92.8% limited partnership interest in the Transferee.

3.            Representations and Warranties of Transferee. Transferee hereby represents and warrants to each of Transferor as follows:

(a)          Transferee has all requisite power and authority to execute and deliver this Agreement and to carry out all of the terms and provisions thereof.

(b)          The execution, delivery and performance of this Agreement by Transferee have been duly authorized by all necessary action on its behalf. This Agreement has been executed and delivered on behalf of Transferee and constitutes the legal, valid and binding obligation of Transferee, enforceable against it in accordance with its terms, except to the extent that the enforcement of the rights and remedies created thereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)          Transferee is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended (the “1933 Act”) because Transferee is one or more of the following:

(A)         a natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000 at the time of its purchase of the Shares;

(B)         a natural person who had individual income in excess of $200,000 in each of the two most recent years, or joint income with that person’s spouse in excess of

$300,000 in each of those years, and who has a reasonable expectation of reaching the same income level in the current year;

(C)         a trust (i) which has total assets in excess of $5,000,000, (ii) which was not formed for the specific purpose of acquiring the Shares and (iii) the investment decisions of which are directed by a person who has such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of an investment in the Fund;

(D)         a trust for which a bank as defined in Section 3(a)(2) of the 1933 Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the 1933 Act, is acting as fiduciary in making the investment decision to purchase the Shares;

(E)          a partnership, corporation, limited liability company, organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), or Massachusetts or similar business trust which has total assets in excess of $5,000,000 and which was not formed for the specific purpose of acquiring the Shares;

(F)          an employee benefit plan (other than a self-directed plan) within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), where (i) the investment decision with respect to this investment is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or (ii) the employee benefit plan has total assets in excess of $5,000,000;

(G)         a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, which plan has total assets in excess of $5,000,000;

(H)         a self-directed plan (i.e., an IRA or a tax-qualified defined contribution plan in which a participant may exercise control over the investment of assets credited to such participant’s account) in which each participant is an “accredited investor” as defined in or for the purposes of the 1933 Act;

(I)           a bank as defined in Section 3(a)(2) of the 1933 Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the 1933 Act, whether acting in its individual or fiduciary capacity;

(J)           a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended;

(K)         an insurance company as defined in Section 2(13) of the 1933 Act; business development company as defined in Section 2(a)(48) of the 1940 Act; Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; or private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended (“Advisers Act”);

(L)          a revocable grantor trust in which each grantor is an individual who (i) has a net worth (or joint net worth with spouse) in excess of $1,000,000, (ii) had individual income in excess of $200,000 in each of the two most recent years and expects to have individual income in excess of $200,000 in the current year, or (iii) had joint income together with spouse in excess of $300,000 in each of the two most recent years and expects to have joint income in excess of $300,000 in the current year; or

(M)	a manager, director or executive officer of the General Partner.

(d)          Transferee is acquiring the Shares for its own account, for investment and not with a view to any resale or distribution thereof in violation of the 1933 Act. Transferee understands that the Shares have not been registered under the 1933 Act or any state securities laws and may not be assigned, sold or otherwise transferred without registration under the 1933 Act or any relevant state securities laws or exemption therefrom; that SRGL has no obligation or intention to register any of the Shares under the 1933 Act or state securities laws, or to permit sales pursuant to Regulation A under the 1933 Act; and that Transferee must therefore bear the economic risk of holding the Shares for an indefinite period of time.

(e)          Transferee has been given access to all information regarding the financial condition and the proposed business and operations of SRGL that Transferee has requested in order to evaluate its investment in the Shares. Transferee has had the opportunity to ask questions of, and to receive answers from, persons acting on behalf of the SRGL and the Transferor concerning the terms and conditions of the Shares, and to obtain any additional information desired by Transferee with respect to the Shares and SRGL.

(f)           Transferee, if a corporation, partnership, trust or other entity having more than one beneficial owner, was not formed (or reformed), and is not operated, for the purpose of circumventing the registration requirements of the Investment Company Act of 1940, as amended (the “1940 Act”) or with a principal purpose of satisfying the 100 partner limitation set forth in the “private placement exemption” to the “publicly traded partnership” provisions of U.S. Treasury Regulation §1.7704-1(h)(3).

(g)          Transferee is a “qualified purchaser” as defined in Section 2(a)(51) of the 1940 Act and related rules promulgated by the Securities and Exchange Commission (the “SEC”) because the Transferee is one or more of:

(A)         a natural person who owns not less than $5,000,000 in investments (as defined in Section 2(a)(51) of the 1940 Act and related SEC rules);

(B)         a corporation, partnership, trust or limited liability company that was not formed for the specific purpose of acquiring the Shares and that owns not less than $5,000,000 in investments (as defined in Section 2(a)(51) of the 1940 Act and related SEC rules) and that is owned directly or indirectly by or for two or more natural persons who are related as siblings or spouse (including former spouses), or direct lineal descendants by birth or adoption, spouses of such persons, the estates of such persons, or foundations, charitable organizations, or trusts established by or for the benefit of such persons (for these purposes, an “owner” includes the grantor or settlor of a grantor or revocable trust, or anyone with a similar relationship to a comparable entity);

(C)         a trust not covered by the preceding paragraph (B) and that was not formed for the specific purpose of acquiring the Shares, as to which the trustee or other person authorized to make decisions with respect to the trust, and each settlor or other person who has contributed assets to the trust is a person described in one of paragraphs (A), (B) or (D) which is a qualified purchaser (as defined in Section 2(a)(51) of the 1940 Act and related SEC rules);

(D)         a natural person or corporation, partnership, trust, or limited liability company that was not formed for the specific purpose of acquiring the Shares, acting for its own account or the accounts of other qualified purchasers (as defined in Section 2(a)(51) of the 1940 Act and related SEC rules), who in the aggregate owns and invests on a discretionary basis not less than $25,000,000 in investments (as defined in Section 2(a)(51) of the 1940 Act and related SEC rules); or

(E)          a corporation, partnership or limited liability company all of the securities of which are beneficially owned by a person, corporation, partnership, trust or limited liability company described in the preceding paragraphs (A), (B), (C) or (D) which is a “qualified purchaser” as defined in Section 2(a)(51) of the 1940 Act and related rules promulgated by the SEC.

Terms used in the 1940 Act or in related SEC rules and used in this Section 2(g) shall have the meanings ascribed to such terms under the 1940 Act or in related SEC rules.

The definition of “qualified purchaser” contained in Section 2(a)(51) of the 1940 Act requires that certain entities obtain the consent of their direct and indirect beneficial owners in order to qualify as a “qualified purchaser.” Transferee, if a corporation, partnership, trust, limited liability company or other form of entity, has received all consents, if any, required by subparagraph (C) of Section 2(a)(51) of the 1940 Act and related SEC rules in order for the Transferee to be a “qualified purchaser.”

(h)          Transferee, if a resident of the United States, is a “qualified client” as defined in Rule 205-3 under the Advisers Act, because Transferee is one or more of the following:

(A)         a natural person who or a company (as defined in Section 202(a)(5) of the Advisers Act, but not including a company that is required to be but is not yet registered under the 1940 Act) that, immediately after purchasing his, her or its Shares, would have at least $750,000 invested in the Partnership;

(B)         a natural person who or a company (as defined in Section 202(a)(5) of the Advisers Act, but not including a company that is required to be but is not yet registered under the 1940 Act) that, immediately prior to purchasing his, her or its Shares, has a net worth (together, in the case of a natural person, with assets held jointly with a spouse) of more than $1,500,000;

(C)         a natural person who or a company (as defined in Section 202(a)(5) of the Advisers Act, but not including a company that is required to be but is not yet registered under the 1940 Act) that, at the time the Shares are purchased, is a “qualified purchaser” as defined in Section 2(a)(51) of the 1940 Act;

(D)         a natural person who, immediately prior to purchasing his or her Shares, is an executive officer, director, trustee, general partner, or person serving in a similar capacity, of the General Partner; or

(E)          a natural person who, immediately prior to purchasing his or her Shares, is an employee of the General Partner (other than an employee performing solely clerical, secretarial or administrative functions with regard to the General Partner) who, in connection with his or her regular functions or duties, participates in the investment activities of the General Partner, and the Transferee has been performing such functions for or on behalf of the General Partner, or substantially similar functions or duties for or on behalf of another company, for at least 12 months.

(i)           Transferee, if a “United States person” as such term is defined in the Code, has fully and accurately completed and delivered to the Transferor a Form W-9; and the Transferee, if a nonresident alien individual, foreign entity, or exempt foreign person, has fully and accurately completed and delivered to the Transferor a Form W-8BEN.

(j)           Transferee, if a natural person who is not a United States citizen or resident, has accurately set forth his country of residence on the signature pages hereto where indicated. Transferee, if a corporation, partnership, trust or other entity not organized under the laws of a state of the United States, has accurately set forth such Transferee’s jurisdiction of organization on the signature pages hereto where indicated.

(k)          Unless the Transferee has checked the box under the caption “Plan Assets” on the signature page hereto, Transferee is not a “benefit plan investor” within the meaning of Department of Labor Reg. §2510.3-101(f)(2).

4.            Representations and Warranties of Transferor. Transferor represents and warrants to Transferee that:

(a)          immediately prior to the transfer hereunder to Transferee of the Shares, Transferor had valid title to the Shares, free and clear of all liens, security interests, charges or other encumbrances whatsoever, and delivery of the Shares to Transferee, against payment therefor as herein provided, has transferred valid title to such Shares to Transferee, free and clear of all liens, security interests, charges or other encumbrances whatsoever; and

(b)          Transferor has full power and authority to sell, transfer and deliver all such Shares to Transferee, and such sale, transfer and delivery will not violate any provision of law or any agreement or other arrangement to which Transferor is a party or by which Transferor or any of its assets and properties are bound or affected.

(c)          Transferor (either alone or with its advisor(s), if any) has sufficient knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of the transactions contemplated by this Agreement and making an informed decision regarding the sale of the Shares.

5.            Acceptance by Transferee. The Transferee assumes and agrees to perform all of Transferor’s obligations under the Transaction Documents and agrees to be bound by each of the Transaction Documents, as it pertains to the Shares, as if the Transferee had executed a counterpart of such Transaction Document. Upon its acknowledgement hereof, SRGL consents to the assignment of the Shares and the rights and obligations under the Transaction Documents pertaining to the Shares effected hereby.

6.            Survival. The representations and warranties and covenants set forth in this Agreement shall survive the execution and delivery of this Agreement and transfer of the Shares to the Transferee.

8.	Miscellaneous.

(a)          This Agreement shall not be assignable by any party hereto without the consent of all such parties. This Agreement shall be binding on and inure to the benefit of the legal representatives and permitted successors and assigns of the parties hereto. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute by one and the same instrument. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware.

(b)          Transferee hereby represents and warrants to Transferor that Transferee is not relying upon any representation, warranty, oral statement or other information furnished by or on behalf of Transferor or SRGL whatsoever in making the purchase of the Shares, other than the express representations and warranties of Transferor set forth above.

(c)          Transferor agrees to cooperate with Transferee and SRGL and shall promptly execute and deliver at its own expense or cause to be executed and delivered such further instruments (including without limitation amendments and supplements to the Transaction Documents reflecting the transactions contemplated hereby) and take or cause to be taken such further actions as Transferee may reasonably deem necessary or desirable to carry out the terms and provisions of this Agreement.

(d)          This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

(e)          All notices to Transferee sent pursuant to this Agreement shall be delivered to Transferee at:

[Remainder of page intentionally left blank]

Execution

Intending to be legally bound hereby, the parties have executed this Agreement as of the date first above written.

Transferor:	MassMutual Capital Partners LLC

By:
Name:
Title:

Transferor’s Telephone Number		Name of bank/financial institution Receiving funds on behalf of Transferor

Transferee: Benton Street Partners I, L.P.

By:	Benton Street Advisors, Inc., its general partner

By:
	Signature of person signing for Transferee or for its trustee or other representative	Street Address

	Title of person signing	City, State and Zip Code

	Transferee’s Telephone Number	Name of bank/financial institution transferring funds on behalf of Transferee

Dollar amount of Purchase Price	$

In the case of a Transferee who is a natural person and who is not a United States citizen or resident, such Transferee’s country of residence:

In the case of a Transferee that is a corporation, partnership, trust or other entity not organized under the laws of a state of the United States, the jurisdiction of organization of such Transferee:

Plan Assets:	Yes, Transferee is a “benefit plan investor” because: Please check applicable category.

1. Transferee is an “employee benefit plan” as defined
in Section 3(3) of ERISA (whether or not it is subject to
Title I of ERISA);

2. Transferee is a plan described in Section 4975(e)(1)
of the Code (such as an IRA, Archer MSA, or Coverdell
education savings account); or

3. Transferee is an entity whose underlying assets
include plan assets by reason of a plan’s investment in
Transferee.

Exhibit A

Share Transfer Form

S H A R E   T R A N S F E R

[name of transferor], for value received, does hereby transfer to [name of transferee] (the “Transferee”) the ☐ preferred share[s] standing in its name in the undertaking called Scottish Re Group Limited to hold the same unto the Transferee.

[name of transferor]
Dated this [ ] day of [ ] 200[ ].